Exhibit 10.1

First Amendment to the Amended and Restated Executive Employment Agreement

This First Amendment to Amended and Restated Executive Employment Agreement (the “Amendment”) is effective March 8, 2019 (the “Effective Date”), by and between Timothy Albury (“Executive”) and Liquidia Technologies, Inc., a Delaware corporation (the “Company”).

The Company and Executive have entered into that certain Amended and Restated Executive Employment Agreement dated as of July 25, 2018 (the “Employment Agreement”); and

The Company and Executive desire to amend the Employment Agreement as provided in this Amendment.

Accordingly, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.                                      Term of Amendment.  This Amendment shall be in effect from the Effective Date and continuing for six (6) months thereafter or, if earlier, the date on which the Company’s new Chief Financial Officer commences employment with the Company (the “Term”).  This Amendment shall automatically expire at the end of the Term.  If Executive remains employed by the Company upon expiration of the Amendment, then Executive’s employment shall be governed by (i) the terms and conditions set forth in the Employment Agreement as in effect prior to the Effective Date of this Amendment, if Executive is not appointed as the Company’s Chief Financial Officer; or (ii) a new employment agreement if Executive is appointed as the Company’s Chief Financial Officer.

2.                                      Amendment to Section 2.1.  During the Term, Section 2.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Interim Chief Financial Officer, and Executive hereby accepts such employment.  Executive will report to the Chief Executive Officer (“CEO”) and/or such executive designated by the CEO.  Executive agrees that, by accepting this Amendment, Executive consents to the changes to Executive’s position, duties, and responsibilities as set forth in this Amendment and agrees that such changes alone will not result in any right of Executive to terminate employment for Good Reason, as defined in the Employment Agreement or in any other context, and to receive the Severance Benefits described in the Employment Agreement or any other similar benefits under any contractual arrangement.

3.                                      Bonus.  If Executive remains employed with the Company in good standing and satisfactorily performs the role of Interim Chief Financial Officer, then Executive shall earn a bonus in the total amount of $100,000, less applicable withholdings and deductions, payable in a lump sum within thirty (30) days after the end of Term (the “Bonus”).  In the event that Executive’s employment is terminated by the Company during the Term for any reason other than poor performance, then Executive shall be entitled to the Bonus, subject to Executive’s compliance with the obligations in Section 6.1(c) of the Employment Agreement, which will be payable in a lump sum by the Company within thirty (30) days after the Release Effective Date.

4.                                      Accelerated Vesting of Equity.  On March 7, 2018, Executive was granted an option (the “Option”) to purchase 30,545 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), pursuant to the Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as may be amended from time to time by the Company (the “Plan”) and the related grant agreement.  If Executive remains employed with the Company in good standing and satisfactorily performs the role of Interim Chief Financial Officer, then the vesting of the remaining 22,909 shares of the Company’s Common Stock subject to the Option shall accelerate and become vested and exercisable as of the end of the Term.  In the event that Executive’s employment is terminated by the Company during the Term for any reason other than poor performance, then Executive shall be entitled to the accelerated vesting described in the immediately preceding sentence, subject to Executive’s compliance with the obligations in Section 6.1(c) of the Employment Agreement.

5.                                      No Other Amendments.  Except as herein modified or amended, no other term or provision of the Employment Agreement is amended or modified in any respect.  The Employment Agreement and this Amendment set forth the entire understanding between the Parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements.  This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

6.                                      Effect of Amendment.  Except as amended hereby, all other terms and provisions of the Agreement shall remain in full force and effect.

7.                                      Governing Law; Mandatory Mediation; Jurisdiction.  This Amendment in all respects shall be governed by and interpreted in accordance with the laws of the State of North Carolina, both procedural and substantive, without regard to conflicts of law, except to the extent that federal laws and regulations preempt otherwise applicable law, and shall be subject to the mandatory mediation and venue provisions set forth in Section 7.10 and Section 7.11 in the Employment Agreement.

8.                                      Counterparts.  This Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  The Parties further agree that facsimile or .pdf signatures shall be treated as originals.

9.                                      Definitions.  Defined terms used but not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Executive Employment Agreement on the day and year first written above.

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Neal Fowler
Name:	Neal Fowler
Title:	Chief Executive Officer

EXECUTIVE

/s/ Timothy Albury
Timothy Albury